SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             TFC ENTERPRISES, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                   [LETTERHEAD]

TFC ENTERPRISES, INC.
CORPORATE EXECUTIVE OFFICES



                                 April 11, 1997



Dear Shareholder:

            You are cordially invited to attend the 1997 Annual Meeting of Shareholders of TFC Enterprises, Inc. that will be held at the Norfolk Airport Hilton Hotel, 1500 North Military Highway, Norfolk, Virginia 23502, at 11:00 a.m. Eastern Time, on Tuesday, May 13, 1997.

            Enclosed are a Notice of the Annual Meeting, a Proxy Card, and a Proxy Statement containing information about the matters to be acted upon at the meeting. Directors and Officers of the Company as well as a representative of Ernst & Young LLP will be present at the Annual Meeting to respond to any questions our shareholders may have.

            IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. Accordingly, we urge you to sign and date the enclosed Proxy Card and promptly return it to us in the enclosed, self-addressed, postage-paid envelope, even if you are planning to attend the meeting. If you attend the meeting, you may vote in person even if you have previously returned a Proxy Card.

            We look forward to the 1997 Annual Meeting of Shareholders and we hope you will attend the meeting or be represented by proxy.


                                   Sincerely,



                                   ROBERT S. RALEY, JR., Chairman of the Board,
                                   President and Chief Executive Officer


                                  [LETTERHEAD]

                             TFC ENTERPRISES, INC.
                              5425 ROBIN HOOD ROAD
                            NORFOLK, VIRGINIA 23513

              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                             TUESDAY, MAY 13, 1997



TO THE SHAREHOLDERS:

            NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders of TFC Enterprises, Inc. will be held at the Norfolk Airport Hilton Hotel, 1500 North Military Highway, Norfolk, Virginia 23502, at 11:00 a.m. Eastern Time, on Tuesday, May 13, 1997, for the following purposes:

           1. To elect two (2) directors to hold office for a term of three years and until their successors are elected and qualified; and

           2. To act upon such other matters as may properly come before the meeting or any adjournment thereof.

            Information concerning the matters to be acted upon at the meeting is set forth in the accompanying Proxy Statement. The Board of Directors has established the close of business on March 18, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                   By Order of the Board of Directors


                                   --------------------------------------------
                                   Robert S. Raley, Jr., Chairman of the Board,
                                   President and Chief Executive Officer

Norfolk, Virginia
April 11, 1997


PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR THROUGH YOUR PROXY.

                                PROXY STATEMENT


            This Proxy Statement and the enclosed proxy card ("Proxy") are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of TFC Enterprises, Inc. (the "Company") to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at The Norfolk Airport Hilton Hotel, 1500 North Military Highway, Norfolk, Virginia 23502, at 11:00 a.m. Eastern Time, on Tuesday, May 13, 1997, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Meeting.

            Only shareholders of record at the close of business on March 18, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. This Proxy is being mailed on or about April 11, 1997.

REVOCABILITY OF PROXY

            Execution of the enclosed Proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person. If your Proxy is properly signed, received by the Company and not revoked by you, the shares to which it pertains will be voted at the Annual Meeting in accordance with your instructions. If a shareholder does not return a signed Proxy, his or her shares cannot be voted by proxy.

PERSON MAKING THE SOLICITATION

            The cost of soliciting Proxies will be borne by the Company. The Company has retained Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072-2586, to assist in the solicitation of proxies from brokers and nominees for a fee of approximately $2,000 plus out-of-pocket expenses and First Union National Bank, Two First Union Center, Charlotte, North Carolina 28288-1154, to assist in the counting of proxies for a fee of approximately $500 plus out-of-pocket expenses. In addition to solicitation by mail, the Company will request banks, brokers and other custodians, nominees and fiduciaries to send proxy material to the beneficial owners and to secure their voting instructions if necessary. The Company, upon request, will reimburse them for their expenses in so doing. Officers and regular employees of the Company may solicit Proxies personally, by telephone or by telegram from some shareholders if Proxies are not received promptly, for which no additional compensation will be paid.

VOTING SHARES AND VOTE REQUIRED

            On the Record Date, the Company had 11,290,308 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter presented at the Annual Meeting.

            Directors are elected by a plurality of shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Under the laws of Delaware, the Company's state of incorporation,

"shares present in person or represented by proxy and entitled to vote" are determinative of the outcome of the matter subject to vote. Abstentions will be, but broker non-votes will not be, considered "shares present in person or represented by proxy" based on the Company's understanding of state law requirements and the Company's Certificate of Incorporation and Bylaws.

            All shareholder meeting proxies, ballots and tabulations that identify individual shareholders are kept secret and no such document shall be available for examination, nor shall the identity or the vote of any shareholder be disclosed except as may be necessary to meet legal requirements and the laws of Delaware. Votes will be counted and certified by First Union National Bank, which will act as the inspector of elections.

            Unless specified otherwise, the Proxy will be voted FOR the election of the two (2) nominees to serve as directors of the Company for a three year term and until their successors are duly elected and qualified. In the discretion of the Proxy holders, the Proxies will also be voted for or against such other matters as may properly come before the Annual Meeting. Management is not aware of any other matters to be presented for action at the Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

            The following table sets forth information as of March 18, 1997 relating to the beneficial ownership of the Company's Common Stock by (i) each of the Company's directors and named executive officers who own Common Stock,
(ii) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Common Stock, and (iii) all of the Company's directors and executive officers as a group. All directors and executive officers receive mail at the Company's corporate executive offices at 5425 Robin Hood Road, Suite 101B, Norfolk, Virginia 23513.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

Name and Address of                 Amount of Beneficial
Beneficial Owner                               Ownership    Percent of Class
----------------                    --------------------    ----------------
Robert S. Raley, Jr.                        1,188,526(1)         10.49%
Walter S. Boone, Jr.                          386,224(2)          3.42%
Douglas E. Bywater                            378,409(3)          3.35%
Andrew M. Ockershausen                        148,889             1.32%
Phillip S. Smiley                              27,100(4)           *
Linwood R. Watson                             256,932             2.28%
Ronald G. Tray                                 59,441(6)           *
George R. Kouri                               567,155(7)          4.93%
Preston K. Gnagey                             251,075(8)          2.22%
Joseph R. Becka                               257,633(9)          2.25%
All directors and executive
  officers as a group (8 persons)           2,476,521            21.75%

-----------------------------------

*Less than 1% beneficial ownership.

 (1)        Includes  16,904 shares owned jointly by Mr. Raley and his wife.
            Also includes 40,000 shares which Mr. Raley has the right to acquire within 60 days through the exercise of stock options granted to Mr. Raley in January 1997 under the Company's 1995 Long-Term Incentive Plan ("Incentive Plan") in connection with his 1997 compensation package. See "Executive Compensation - Raley Employment Agreement and Stock Options."

 (2) Includes 193,112 shares owned by the Walter S. Boone, Jr. Living Trust and 193,112 shares owned by the Rose K. Boone Living Trust.

 (3)        Includes 377,224 shares owned jointly by Mr. Bywater and his wife.

 (4)        Owned jointly by Mr. Smiley and his wife.

 (5) Includes 254,932 shares held of record by the Charles F. Barnes Revocable Trust, for which Mr. Watson serves as a co-trustee. As co-trustee, Mr. Watson has shared voting and investment power regarding the shares owned by this trust, but does not otherwise have a beneficial ownership interest in these shares.

 (6)        Includes  2,000 shares owned jointly by Mr. Tray and his wife.
            Includes 33,808 shares which Mr. Tray has the right to acquire within 60 days through the exercise of stock options granted under the Incentive Plan, including 10,000 currently exercisable option shares granted to Mr. Tray on November 14, 1996 in connection with his compensation package. See "Executive Compensation - Tray Employment Agreement and Stock Options."

 (7) Includes 211,376 shares which Mr. Kouri has the right to acquire within 60 days through the exercise of stock options granted under the Incentive Plan. Mr. Kouri's employment with the Company ended September 30, 1996.

 (8) Includes 24,826 shares which Mr. Gnagey has the right to acquire within 60 days through the exercise of stock options granted under the Incentive Plan and 970 shares owned by Mr. Gnagey's daughters. Mr. Gnagey disclaims beneficial ownership of the 970 shares owned by his daughters. Mr. Gnagey's employment with the Company ended September 30, 1996.

 (9) Includes 170,978 shares which Mr. Becka has the right to acquire within 60 days through the exercise of stock options granted under the Incentive Plan, 2,300 owned jointly by Mr. Becka and his wife, 4,415 shares held under the Company's 401(K) Plan, and 700 shares held in trust for his sons. Mr. Becka's employment with the Company ended September 30, 1996.

                       PROPOSAL 1. ELECTION OF DIRECTORS

            The Company's Certificate of Incorporation provides for the Board of Directors to be divided into three classes, with each class serving a staggered three-year term. The directors for each class are elected at the Annual Meeting of Shareholders held in the year in which the term of such class expires. Directors serve for three years and until their successors are duly elected and qualify. The Company's bylaws currently provide that the size of the Board is 6.

            The terms of Douglas E. Bywater and Linwood R. Watson expire at the Annual Meeting on May 13, 1997. The Board of Directors recommends that the two nominees, Messrs. Bywater and Watson, be re-elected and Proxies received will be voted for the election of such nominees unless marked to the contrary. A shareholder who desires to withhold voting of the Proxy for all or one or more of the nominees may so indicate on the Proxy. All of the nominees are currently members of the Board of Directors and all have consented to be named and have indicated their intent to serve if elected. If any nominee becomes unable to serve, an event which is not anticipated, the Proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the number of directors will be reduced.

            The following information relates to the nominees and the directors whose terms of office will continue after the Annual Meeting. There are no family relationships among any of the nominees or directors nor among any of the nominees or directors and any officer, nor is there any arrangement or understanding between any nominee or director and any other person pursuant to which the nominee or director was selected.

NOMINEES FOR TERMS EXPIRING IN 1997

            Douglas E. Bywater, 53, has been a director of the Company since 1990. Mr. Bywater is a partner in the law firm of Tate & Bywater, Ltd., with whom he has practiced law since 1972. He was also a director and General Counsel for the Bank of Vienna. Mr. Bywater is a member of the Executive and Compensation Committees.

            Linwood R. Watson, 60, has been a director of the Company since 1993. Mr. Watson is a Principal of Thompson, Greenspon & Co., P.C., certified public accountants and management consultants, of Fairfax, Virginia. Mr. Watson, a certified public accountant since 1965, has been engaged in public accounting since 1974. Mr. Watson is a member of the Audit Committee and Compensation Committee.

DIRECTOR WHOSE TERM EXPIRES IN 1998

            Andrew M. Ockershausen, 67, has been a director of the Company since 1990. Mr. Ockershausen is currently the Director of Business Development for the cable television regional sports network Home Team Sports, Washington, D.C. He is a director of the Police Boys/Girls Club and Hero's Inc., and a past Chairman of the National Association of Broadcasters. From 1987 to 1993, Mr. Ockershausen was Vice President and General Manager of WBSO television in Rockville, Maryland. Mr. Ockershausen is a member of the Compensation Committee.

DIRECTORS WHOSE TERMS EXPIRE IN 1999

            Walter S. Boone, Jr., 70, was a director of the Company from 1984 through 1988 and has been a director since 1990. Mr. Boone has been President of Virginia General Investment, Inc., a private investment firm, since 1978 and is a director of Herald Newspapers, Inc. He was President of Scope Inc., Reston, Virginia, a director of First Virginia Bank and a director of Arlington Mortgage Company. Mr. Boone is a member of the Executive and Audit Committees.

            Robert S. Raley, Jr., 59, Chairman of the Board, founded the Company's wholly owned subsidiary, The Finance Company ("TFC") in 1977 and from that time through April 1990, and from May 1990 through April 1992, served as President and Chief Executive Officer of TFC. Mr. Raley was appointed President and Chief Executive Officer of the Company, and was reappointed President and Chief Executive Officer of TFC, in October 1996. Prior to founding TFC, Mr. Raley was employed by Major Financial Services, Silver Spring, Maryland, for 17 years in various positions, including Vice President and Director of Operations. Mr. Raley was a director of the Company from 1984 through April 1990 and has been a director since May 1990. Mr. Raley is a member of the Executive Committee.

            Phillip R. Smiley, 58, is a Field Services Regional Manager for UNISYS, a position for which Mr. Smiley is delegated responsibility for computer hardware installation, documentation and maintenance. Mr. Smiley has been employed by UNISYS, and its predecessor, Sperry Corp. in various positions for 25 years. Mr. Smiley has been a director of the Company since 1994. Mr. Smiley is a member of the Audit Committee.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

            The business of the Company is managed under the direction of the Board of Directors. The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring approval by the Board of Directors. It also holds special meetings when an important matter requires action by the Board of Directors between scheduled meetings. The Board of Directors held eight meetings during 1996. In accordance with the Rules of the NASDAQ National Market, Messrs. Boone, Bywater, Ockershausen, Smiley and Watson are independent directors. During 1996, each member of the Board of Directors participated in at least 75% of all meetings of the Board of Directors and at least 75% of all meetings of the applicable committees during the period for which he was a director. Each director of the Company who is not also an executive officer of the Company receives a $3,000 annual retainer and a $500 fee for attendance at each Board and Committee Meeting, unless a Committee Meeting is held on the same day as a Board Meeting, in which case no fee for attendance at the Committee Meeting is paid. Directors who are also employees of the Company receive no additional compensation for serving as directors. The Company reimburses all of its directors for travel and out of pocket expenses in connection with their attendance at meetings of the Board of Directors.

            The Board of Directors has established Executive, Audit and Compensation Committees. The members of these committees are noted in the director biographies set forth above. The Executive Committee is delegated the power, with certain exceptions, of the Board of Directors to act in place of the full Board during all periods between regular meetings of the Board. The Executive Committee did not meet during 1996. The Audit Committee is empowered by the Board of Directors to, among other things, recommend the firm to be employed by the Company as its independent auditor and to consult with such auditor regarding audits and the adequacy of internal accounting controls. The Audit Committee held two meetings in 1996. The Compensation Committee makes recommendations to the Board of Directors as to, among other things, the compensation of the Chief Executive Officer, each officer who is also a director of the Company and designated other members of senior management, as well as new compensation and stock plans. The Compensation Committee met two times in 1996.

            The Company had a Nominating Committee through January 1996, at which time the three members of the Nominating Committee resigned from the Board. The Board decided not to reconstitute this committee. Until such time as the Board chooses to reconstitute a standing Nominating Committee, if any, the functions customarily attributable to such a committee will be performed by the Board of Directors as a whole.

            The Company will consider director-nominees recommended by shareholders, although it has not actively solicited recommendations from shareholders for nominees nor has it established any procedure for this purpose for the Annual Meeting other than as set forth in the bylaws of the Company.
Section 3.03 of the Company's bylaws provides that nominations for directors by shareholders must be made by a written notice (the "Nomination Notice") containing the following information: as to each individual nominated, (i) the name, date of birth, business address and residence address of such individual,
(ii) the business experience during the past five years of such nominee, including his or her principal occupations and employment during such period, the name and principal business of any corporation or other organization for which such occupations and employment were carried on, and such other information as to the nature of his or her responsibilities and level of professional competence as may be sufficient to permit assessment of his or her prior business experience, (iii) whether the nominee is or has ever been at any time a director, officer or owner of 5% or more of any class of capital stock, partnership interests or other equity interest of any corporation, partnership or other entity, (iv) any directorships held by such nominee in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), or subject to the requirements of
Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940 and (v) whether, in the last five years, such nominee has been subject to any judgments, orders, findings or decrees which may be material to an evaluation of the ability or integrity of the nominee. In addition, the person submitting the Nomination Notice must provide certain information regarding his beneficial ownership of the Common Stock of the Company. The nominee must consent to being named in a proxy statement as a nominee and to serve as a director if elected. The Nomination Notice must be delivered to the Secretary of the Company at the Company's principal executive office not later than 120 days in advance of the anniversary date of the Company's proxy statement for the previous year's annual meeting or, in the case of special meetings, at the close of business on the seventh day following the first date on which notice of the meeting is first given to shareholders.

EXECUTIVE COMPENSATION

SUMMARY EXECUTIVE COMPENSATION TABLE

            The following table sets forth certain information regarding cash and other compensation earned during the years 1996, 1995 and 1994 by (i) Robert
S. Raley, Jr., the Company's current President and Chief Executive Officer, (ii) Ronald G. Tray, TFC's current Chief Operating Officer, (iii) George R. Kouri, who served as the Company's President and Chief Executive Officer from January 1, 1996 until September 30, 1996, and (iv) Joseph R. Becka and Preston K. Gnagey, who also served as executive officers from January 1, 1996 until September 30, 1996.




                                                                                         Long Term
                                           Annual Compensation                           Compensation
                                           -------------------                           ------------
                                                                                            Securities
                                                                                            Underlying
                                                                                               Options           All Other
Name and Principal Position                Year             Salary             Bonus            (#s)          Compensation(1)
---------------------------                ----             ------           ---------       --------         ---------------
Robert S. Raley, Jr.                       1996           $300,000           $  71,966             -0-            $ 16,238
 Chairman of the Board, President          1995                -0-(2)              -0-(3)          -0-              14,202
 and Chief Executive Officer               1994             50,000             282,884             -0-              15,301
Ronald G. Tray                             1996            115,885                 -0-          50,000(4)            9,047
Vice President, Assistant Secretary        1995            107,800                 -0-(3)          -0-               7,278
                                           1994             90,029              41,611          39,679(5)            5,591
George R. Kouri, former                    1996            181,225           17,662,73             -0-             790,632(6)
 President and Chief Executive Officer     1995            276,300                 -0-(3)          -0-               9,287
                                           1994            132,226             443,846         528,438(5)            7,000
Preston K. Gnagey, former                  1996            153,250            4,412.37             -0-             349,376(7)
 Vice President                            1995            239,000                 -0-(3)          -0-               5,550
                                           1994            118,054             110,961          62,064(5)            7,010
Joseph R. Becka,                           1996            127,000              13,250             -0-             440,007(9)
Former Vice President                      1995            167,600                 -0-(3)          -0-               7,944
                                           1994            103,522             332,884         427,449(5)            7,884

------------------
(1) Includes the Company's matching contribution to its 401(k) retirement savings plan and automobile benefits.
(2) Mr. Raley received $50,000 in base salary in 1995 pursuant to his employment agreement. He elected to repay this amount along with bonus payments received in 1995 as discussed in footnote (3) below.
(3) All of the named executive officers received estimated bonus payments on a monthly basis during 1995 pursuant to the terms of their respective employment agreements. Because the Company and TFC did not have any net pre-tax earnings in 1995, the named executive officers (other than Mr. Tray, who repaid his bonus payments) entered into agreements to repay these bonuses. However, the repayment obligations of Messrs. Gnagey and Johnston were forgiven in 1996 in connection with their severance packages. For information regarding the bonuses paid in 1995, the specific terms of the named executive officers' repayment obligations, and the severance packages of certain named executive officers, see "- Raley Employment Agreement and Stock Options," "- Tray Employment Agreement and Stock Options," "- Severance Agreements of Certain Executive Officers," and "- Compensation Committee Report Concerning 1996 Compensation of Certain Executive Officers" below.
(4) Options granted in 1996 pursuant to the Company's 1995 Long-Term Incentive Plan ("Incentive Plan"). See " - Tray Employment Agreement and Stock Options" below.
(5) Options granted in 1994 pursuant to the Incentive Plan subject to shareholder approval of the Incentive Plan, which occurred at the Company's 1995 Annual Meeting.
(6) Includes severance payment of $780,064, $180,064 of which was used by Mr. Kouri to satisfy his bonus repayment obligation described in footnote (3) above.
(7) Includes severance payment of $300,000 and $43,889 of debt forgiven by the Company.
(8)         Mr. Johnston joined the Company in June 1994.
(9) Includes severance payment of $300,000 and $133,228 of debt forgiven by the Company.

OPTION GRANTS IN LAST FISCAL YEAR

            The table below sets forth information regarding stock option grants to Ronald G. Tray during the fiscal year ended December 31, 1996. The grants were made pursuant to the Incentive Plan. See also " - Tray Employment Agreement and Stock Options" below.




                                                   % OF TOTAL OPTIONS                                           GRANT DATE
                   NUMBER OF SECURITIES          GRANTED TO EMPLOYEES                                          PRESENT VALUE
NAME            UNDERLYING OPTIONS GRANTED         IN FISCAL YEAR      EXERCISE PRICE    EXPIRATION DATE          ($)(2)
----            --------------------------       --------------------  --------------    ---------------       -------------
Ronald G. Tray            50,000                          33%              $1.25        December 31, 2005(1)      $52,000

-------------

(1) 10,000 option shares vested on January 1, 1997. The remaining 40,000 option shares vest in five tranches of 10,000 shares each on January 1 of 1998, 1999, 2000 and 2001. Each tranche expires if unexercised on the date that is five years after the date the tranche vests.

(2) The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995: risk-free interest rate of 6%; dividend yield of 0%, volatility factor of the expected market price of the Company's common stock of 0.915; and a weighted-average expected life of the option ranging from 2 years to 7.5 years. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there can be no assurance that the value realized will be at or near the value estimated by the Black-Scholes model.

FISCAL YEAR END OPTIONS TABLE

            No stock options were exercised in 1996 by the current and former executive officers whose compensation is disclosed in the Summary Executive Compensation Table above. The table below sets forth exercisable and unexercisable stock options held by those executive officers as of December 31, 1996, all of which were granted pursuant to the Incentive Plan.


                                NUMBER OF SECURITIES
                           UNDERLYING UNEXERCISED OPTIONS                  VALUE OF UNEXERCISED IN-THE-MONEY
                                 AT FISCAL YEAR-END                           OPTIONS AT FISCAL YEAR-END
                                 ------------------                           --------------------------
NAME                 EXERCISABLE                   UNEXERCISABLE      EXERCISABLE                   UNEXERCISABLE
----                 -----------                   -------------      -----------                   -------------
Ronald G. Tray          15,872                         73,808              0                            $25,000(1)
George R. Kouri        211,376                              0(2)           0                                  0
Preston K. Gnagey       24,826                              0(2)           0                                  0
Joseph R. Becka        170,980                              0(2)           0                                  0

(1) Attributable to the 50,000 option shares granted to Mr. Tray on November 14, 1996 at an exercise price of $1.25 per share, none of which were exercisable on December 31, 1996. On December 31, 1996, the average of the high and low sales prices of the Company's Common Stock on NASDAQ/NMS was $1.75 per share.
(2) In connection with the severance packages of Messrs. Kouri, Gnagey and Becka, all stock options that were unexercisable as of September 30, 1996, expired. See " - Severance Agreements of Certain Executive Officers" below.

RALEY EMPLOYMENT AGREEMENT AND STOCK OPTIONS

            BASIC TERMS OF EMPLOYMENT AGREEMENT

                        TFC and Robert S. Raley, Jr. entered into an employment agreement (the "Raley Employment Agreement"), commencing January 1, 1993, and, as amended, expiring December 31, 2002, unless terminated earlier in accordance with its provisions. Under the original terms of the Raley Employment Agreement, TFC agreed to pay Mr. Raley (i) a base salary of $50,000 per annum and (ii) a bonus, after deduction of Mr. Raley's base salary payments, equal to 3% of the consolidated annual net pre-tax income of TFC. The computation of the consolidated annual net pre-tax income of TFC is made without deducting federal or state income taxes or bonuses paid by TFC to Mr. Raley or to any other employee. In addition, Mr. Raley is reimbursed for all reasonable business expenses and is furnished with two automobiles for his use, the reasonable expenses for the operation of which are paid by TFC. Further, TFC has agreed to provide Mr. Raley with all other employee benefits that he enjoyed on the date of such agreement or those benefits that TFC may approve for employees generally or for its senior executives.

            In addition to termination upon the occurrence of Mr. Raley's disability or death, TFC may terminate the Raley Employment Agreement prior to the expiration of its term in the event that: (i) Mr. Raley ceases to serve as the Chairman of TFC's Board of Directors; (ii) all or substantially all of TFC's assets are sold to a third party; (iii) more than 50% of the then issued and outstanding stock of TFC or the Company is sold to, or exchanged for equity interests in, any person or entity, which sale or exchange would not constitute a "continuity of interest;" (iv) TFC is involved in a business combination in which it is not the surviving corporation; or (v) TFC is dissolved voluntarily or by operation of law. Further, the Raley Employment Agreement provides that TFC reserves the right to terminate such agreement, without notice for "cause," as defined therein. The Raley Employment Agreement also includes a covenant not to compete which continues for as long as Mr. Raley receives payments thereunder.

            BONUS REPAYMENT OBLIGATION; 1996 AND 1997 COMPENSATION PACKAGE

            Although the Company cannot make a final determination regarding the amount, if any, of the 3% bonus of net pre-tax income of TFC until the end of each year, historically TFC has made estimated bonus payments to Mr. Raley and other executives throughout the year on a monthly basis. In 1995, these estimated bonus payments to Mr. Raley totalled $354,982. However, because TFC did not have any net pre-tax income in 1995, Mr. Raley was obligated to return to TFC all estimated bonus payments made in 1995. In addition, although Mr. Raley also received $50,000 in base salary during 1995, Mr. Raley elected to repay that amount as well. To fulfill this obligation, Mr. Raley delivered a Promissory Note to TFC dated as of January 1, 1996, in the principal amount of $404,982 ("Raley Note") and an Excess Compensation Repayment Agreement also dated as of January 1, 1996 ("Raley Repayment Agreement"). Under its original terms, the Raley Note had a three year term expiring December 31, 1998, with interest accruing at 9% per annum beginning January 1, 1997. The Raley Note and Raley Repayment Agreement also originally provided that TFC could offset estimated bonus payments otherwise due in 1997 under the Raley Employment Agreement until all principal and accrued interest due under the Raley Note was paid. However, as part of Mr. Raley's new compensation package described below, the Board of Directors has agreed that there will not be any such bonus offsets in 1997 and that no interest will accrue on the Raley Note in 1997. If Mr. Raley ceases to be employed by TFC for certain reasons prior to December 31, 1998, all principal and accrued interest due under the Raley Note is payable within thirty days of termination of employment.

            During 1996, Mr. Raley assumed increasing responsibility for the day to day operations of the Company. As a result, the Board increased Mr. Raley's salary to $300,000 for 1996, and the term of the Raley Employment Agreement was extended to December 31, 2002. In addition, the Board granted Mr. Raley a

$300,000 line of credit, subject to such facility being approved by the Company's lenders. The Company decided not to request the approval of its lenders for this facility and the Company and Mr. Raley have mutually agreed to terminate the facility. Subsequently, in August 1996, Mr. Raley agreed to relinquish his rights to the twenty year deferred compensation package that was part of the original terms of the Raley Employment Agreement. Effective September 30, 1996, the employment of four executive officers of the Company ended. See " - Severance Agreements of Certain Executive Officers" below. In October 1996, Mr. Raley, at the request of the Board, agreed to become President and Chief Executive Officer of the Company and reassumed the same position with TFC.

            Although the Company did not amend the Raley Employment Agreement, in January 1997 the Board passed a resolution that supplemented Mr. Raley's
1997 compensation. Under this resolution, the Board modified the repayment terms of the Raley Note, as described above. In addition, pursuant to the Company's 1995 Long-Term Incentive Plan ("Incentive Plan"), the Company granted Mr. Raley options to purchase 200,000 shares of Company Common Stock. The exercise price for these option shares is $1.44 per share, which was the fair market value of the Company's Common Stock on the date of grant as determined pursuant to the Incentive Plan. 40,000 option shares became exercisable immediately, and the remaining 160,000 option shares vest in four equal tranches of 40,000 shares on each of January 1, 1998, 1999, 2000, and 2001. The options expire if unexercised ten years after grant. Without amending the Raley Employment Agreement, the Board modified the salary and bonus components of Mr. Raley's 1997 compensation. Under this modification, he will receive a base salary of $300,000 per year and will also receive a guaranteed bonus of $300,000 to be credited against the bonus payable to Mr. Raley in 1997 pursuant to the Raley Employment Agreement. In the event the terms of the Raley Employment Agreement result in a bonus in excess of $300,000, Mr. Raley will be paid such excess. However, should the bonus calculation under the Raley Employment Agreement result in a bonus of less than $300,000, then Mr. Raley will not be required to repay any of the $300,000 guaranteed bonus. As the salary arrangement provided in the January 1997 Resolution is not guaranteed under the Raley Employment Agreement, should Mr. Raley for any reason cease being Chief Executive Officer during 1997 the $300,000 salary due him under this compensation package will be based on the amount of time he served in that role in 1997.

TRAY EMPLOYMENT AGREEMENT AND STOCK OPTIONS

            Ronald G. Tray, the Chief Operating Officer of TFC, and a vice president and assistant secretary of the Company, entered into an Employment Agreement with TFC that, as amended, became effective January 1, 1995 and expires December 31, 1999 ("Tray Employment Agreement"). The Tray Employment Agreement provides that TFC will pay Mr. Tray (i) an annual base salary and (ii) an annual bonus equal to a fixed percentage of the consolidated net pre-tax earnings of TFC. The computation of the consolidated net pre-tax earnings of TFC and its subsidiaries is made without deducting the amount of Mr. Tray's bonus paid by TFC to Mr. Tray or to any other executive employee. In addition, no bonus is paid unless the net pre-tax earnings of the Company meet or exceed 65% of a budgeted amount approved by the Board of Directors. Although bonus amounts are not final until the end of each year, TFC makes estimated bonus allocations to Mr. Tray on a monthly basis. In 1995, Mr. Tray's estimated bonus payments totalled $16,791. However, because neither the Company nor TFC had net pre-tax earnings in 1995, Mr. Tray repaid the full amount of these estimated bonus payments in March 1996.

            In 1996, the Company and TFC negotiated a revised compensation package with Mr. Tray. Initially, Mr. Tray's annual salary for 1996, 1997, 1998 and 1999 was increased from $107,800, $123,970, $142,566 and $163,950, respectively, to $115,885, $150,000, $180,000 and $210,000, respectively.
However, in November 1996, these annual salary figures were revised for the years 1997 through 1999 to $155,000, $165,000 and $175,000, respectively. In addition, on November 14, 1996, pursuant to the Incentive Plan, the Company granted Mr. Tray options to purchase 50,000 shares of Company Common Stock at an exercise price of $1.25 per share. 10,000 option shares became exercisable January 1, 1997, and the remaining 40,000 option shares vest in four equal tranches of 10,000 shares on each of January 1, 1998, 1999, 2000 and 2001. Each tranche expires if unexercised on the date that is five years after the date the tranche vests.

SEVERANCE AGREEMENTS OF CERTAIN EXECUTIVE OFFICERS

            Effective September 30, 1996, the Company and TFC entered into agreements with each of George R. Kouri, Joseph R. Becka, Preston K. Gnagey, and Charles M. Johnston (each such executive officer, an "Executive Employee"), pursuant to which their employment with the Company and TFC ended. Prior to September 30, 1996, each Executive Employee had entered into an employment agreement with TFC. These employment agreements provided for bonuses of varying percentages of net pre-tax income, including estimated bonus payments throughout the year, on the same terms as described above with respect to Mr. Tray.

            As was the case with Mr. Tray, because neither the Company nor TFC had net pre-tax earnings in 1995, no bonuses were payable by TFC for 1995 and each of the Executive Employees became obligated to return to TFC all estimated bonus payments made in 1995. To evidence the terms under which the Executive Employees were to repay the bonus payments made to them during 1995, each such Executive Employee delivered a Promissory Note dated as of January 1, 1996 ("Note") to TFC and executed an Excess Compensation Repayment Agreement ("Repayment Agreement"), also dated as of January 1, 1996. The principal amounts due under the respective Executive Employees' Notes (which correspond to the 1995 estimated bonus payments) were as follows:

             George R. Kouri                                 $180,064
             Joseph R. Becka                                 $135,327
             Preston K. Gnagey                               $ 44,733
             Charles M. Johnston                             $ 33,582

            Other than with respect to principal amounts, each of the Notes delivered by the Executive Employees had the same terms, as did the Repayment Agreements. Principal under the Notes was to be due December 31, 1998, with interest accruing monthly at a rate of 9%, beginning March 20, 1996. Under the terms of the Notes, if an Executive Employee ceased to be employed by TFC for certain reasons prior to December 31, 1998, all principal and accrued interest due under the Notes was to be payable within thirty days of termination of employment. In addition, the Notes and the Repayment Agreements together provided that TFC could offset estimated bonus payments otherwise due in 1996 and thereafter under the Executive Employees' employment agreements until all principal and accrued interest due under the Notes was paid.

            As described above, in 1996 the Company and each Executive Employee entered into a severance agreement (each a "Severance Agreement"), pursuant to which the Executive Employees' employment with the Company and TFC ended effective September 30, 1996. Each Severance Agreement contained three principal components, in addition to such other general terms as are customary in similar circumstances. First, TFC and the Company agreed to forgive all principal and interest outstanding under the Notes of Messrs. Becka, Gnagey and Johnston. In addition, while all estimated bonus payments to these Executive Employees under their employment agreements during the first nine months of 1996 were to be applied to reduce the amounts outstanding under the Notes, the Severance Agreements provided that bonus overpayments in 1996 would also be forgiven. The Severance Agreements also provided that any stock options previously granted to an Executive Employee under the Incentive Plan that were exercisable as of September 30, 1996, would remain exercisable until December 31, 1999. All unexercisable options as of September 30, 1996, expired. Finally, the Severance Agreements provided for a one time, lump sum severance payment to each of the Executive Employees, however, the amount of Mr. Kouri's severance payment was offset by $180,064, the principal amount owed by Mr. Kouri to TFC under his Note. Set forth in the chart below is information regarding the severance payment, retained stock options, expired stock options, and amount of principal and interest forgiven under the Notes for each of the Executive Employees.



                                                                                      PRINCIPAL AND
       NAME            SEVERANCE PAYMENT    RETAINED OPTIONS(1)  EXPIRED OPTIONS    INTEREST FORGIVEN
       ----            -----------------    ----------------     ---------------    -----------------
George R. Kouri            $780,064(2)            211,376            317,062           $      0(2)
Joseph R. Becka             300,000               170,980            256,469           $133,228
Preston K. Gnagey           300,000                24,826             37,238           $ 43,889
Charles M. Johnston         200,000                32,022             48,032           $ 34,833

(1)   The exercise price of all of these options is $11.50 per share.
(2) Mr. Kouri's severance payment was offset by $180,064, the amount of his bonus repayment obligation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

            No member of the Company's compensation committee was an officer or employee of the Company or TFC during 1996. During 1996, no executive officer of the Company served as a member of the compensation committee of another entity, nor did any executive officer of the Company serve as a director of another entity.

COMPENSATION COMMITTEE REPORT CONCERNING 1996 COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

            This report describes the Company's officer compensation strategy, the components of the compensation program and the manner in which the 1996 compensation determinations were made for the Company's senior management team, including the President and Chief Executive Officer, Robert S. Raley, Jr., TFC's Chief Operating Officer, Ronald G. Tray, and the three former executive officers (collectively referred to as the "Executive Officers") whose 1996 compensation is disclosed in the Summary Compensation table of this Proxy Statement.

            In addition to the information set forth under "Executive Compensation" in this Proxy Statement, the Company's Compensation Committee (the "Compensation Committee") is required to provide shareholders a report explaining the rationale and considerations that led to the fundamental executive compensation decisions affecting the Company's Executive Officers. In fulfillment of this requirement, the Compensation Committee, at the direction of the Company's Board of Directors, has prepared the following report for inclusion in this Proxy Statement. None of the members of the Compensation Committee are executive officers or employees of the Company.

COMPENSATION PHILOSOPHY

            The Company's compensation packages are designed to attract, retain, motivate and reward qualified, dedicated executives, and to directly link compensation with (i) previous and anticipated performance and (ii) the Company's profitability. Historically, the principal components of executive compensation have been (i) a base salary at a stated annual rate, together with certain other benefits as may be provided from time to time, and (ii) bonuses keyed to the net pre-tax earnings of TFC.

            As of January 1, 1996, each of the Executive Officers had an employment agreement with the Company. Under these employment agreements, base salary levels during 1996 for the Executive Officers other than Mr. Raley (whose employment agreement was negotiated separately) were set at the 75th percentile of comparable officers and comparable companies, exclusive of additional compensation awarded by such comparable companies on the basis of those companies' performance, adjusted for individual Executive Officer's past contributions and performance, and taking into account the Executive Officer's experience and abilities, the Executive Officer's expected future contributions and the Company's past performance. Unless the Board awards a specified bonus for a uniquely beneficial contribution to the Company, no bonuses are paid to Executive Officers of the Company, individually or collectively, (i) except as a percentage of TFC's and its subsidiaries net pre-tax earnings for the accounting period on which the bonus is based, and then, with respect to Executive Officers other than Mr. Raley, only if the Company's net pre-tax earnings meet certain budgeted thresholds, or (ii) if the payment of the bonus will materially and adversely affect the Company's cash flow requirements. In order to emphasize the importance of the Company's profitability, bonuses may be paid monthly on the basis of the Company's performances during the preceding month, but are limited cumulatively and are subject to adjustment on the basis of the Company's fiscal year performance as determined by independent auditors.

EXECUTIVE OFFICER COMPENSATION PROGRAM; EMPLOYMENT CONTRACTS; SEVERANCE
AGREEMENTS

            In 1996, the Company's and TFC's senior management team was materially restructured. Effective September 30, 1996, the employment of George
R. Kouri, the Company's President and Chief Executive Officer, as well as the employment of three other executive officers, Joseph R. Becka, Preston K. Gnagey and Charles M. Johnston, ended. Severance arrangements were negotiated with these four individuals, as described in " - Severance Agreements of Certain Executive Officers" above. As a result of these four departures from the Company, the Board of Directors appointed Robert S. Raley, Jr., Chairman of the Board, to the positions of President and Chief Executive Officer of the Company and TFC. In connection with this appointment, and given Mr. Raley's increased role in the Company's day to day operations throughout 1996, modifications were made to Mr. Raley's compensation arrangement in 1996 and he received a new compensation and incentive package for 1997, all as described in " - Raley Employment Agreement and Stock Options" above. The Company also modified the compensation package of Ronald G. Tray, TFC's Chief Operating Officer, as described in " - Tray Employment Agreement and Stock Options" above, and hired a new Chief Financial Officer, who replaced the Company's then Chief Financial Officer and Controller, and who was not given an employment agreement. The salaries paid to Mr. Raley, Mr. Tray and the new Chief Financial Officer during 1997 will collectively be less than the aggregate annual salaries of the executive team, including Messrs. Raley and Tray, that were in effect at the beginning of 1996. The Compensation Committee participated in the negotiation of all of the foregoing compensation and severance arrangements, and believes that amounts paid pursuant thereto are consistent with the Company's compensation philosophy as set forth above.

1995 LONG-TERM INCENTIVE PLAN

            In 1994, the Board of Directors adopted the 1995 Long-Term Incentive Plan (the "Incentive Plan"), which was approved by shareholders of the Company at the 1995 Annual Meeting. On November 14, 1996, the Company granted Ronald G. Tray options to purchase 50,000 shares of stock and in January 1997, a grant of 200,000 stock options pursuant to the Incentive Plan was made to Robert S. Raley, Jr. The specific terms of these awards are described in this Proxy Statement under the headings " - Raley Employment Agreement and Stock Options" and " - Tray Employment Agreement and Stock Options" above. On November 1, 1996, the Compensation Committee also granted options to purchase 100,000 shares to David W. Karsten, who was hired as the Company's new Chief Financial Officer. The exercise price of Mr. Karsten's options is $1.13 per share. 20,000 of the option shares vested on January 1, 1997, and the remaining 80,000 option shares vest in four equal tranches of 20,000 shares on each of January 1, 1998, 1999, 2000 and 2001. Each tranche expires if unexercised on the date that is five years after the day the tranche vests. The exercise price of all of the foregoing options is equal to the fair market value of the Company's Common Stock on the date of grant as determined pursuant to the Incentive Plan.

            The purpose of the Incentive Plan is to support the business goals of the Company and to attract, retain and motivate management officials of high caliber by providing incentives to associate more closely the interest of certain officers and key executives of the Company with the interests of the Company's shareholders. Participation is limited to officers and other key employees of the Company who are in positions in which their decisions, actions and counsel significantly contribute to the success of the Company. Directors of the Company who are not otherwise officers or employees of the Company are not eligible for participation under the Incentive Plan. The Company has reserved 1,500,000 shares of the Company's Common Stock for issuance of awards under the Incentive Plan. Awards under the Incentive Plan can be made in the form of nonqualified stock options, incentive stock options, or restricted stock, separately or in combination. The Incentive Plan is administered and interpreted by the Compensation Committee. The Compensation Committee has full and final authority to make and adopt rules and regulations for the administration of the Incentive Plan, to interpret the provisions of the Incentive Plan, to determine the employees to whom awards shall be made under the Incentive Plan and to determine the type of award to be made and the amount, size and terms of each such award.

EMPLOYEE STOCK PURCHASE PLAN

            The Board adopted the Employee Stock Purchase Plan (the "Stock Purchase Plan") on December 11, 1993, which provides for awards of Common Stock to employees, including eligible officers of the Company, TFC and any future majority owned subsidiary. Awards under the Stock Purchase Plan are in the form of options to purchase Common Stock of the Company. The price at which shares of Common Stock are sold under the Stock Purchase Plan to employees is the lower of 85% of the fair market value of a share of Common Stock on the date of grant or 85% of the fair market value of Common Stock on the date of purchase of the shares. Awards granted to Executive Officers pursuant to the Stock Purchase Plan are intended to increase their motivation for an interest in the Company's long term success as measured by the value of the Company's Common Stock.

LIMITATION ON DEDUCTIBILITY OF CERTAIN COMPENSATION FOR FEDERAL INCOME TAX PURPOSES

            Section 162(m) of the Internal Revenue Code ("162(m)") precludes the Company from taking a deduction for compensation in excess of $1,000,000 for the Chief Executive Officer or any of its four other highest paid officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. In adopting the Incentive Plan, the Compensation Committee duly considered Section 162(m) and structured it accordingly. The Compensation Committee believes that the Incentive Plan and the Employee Stock Purchase Plan will both qualify as performance-based compensation under the regulations issued under Section 162(m).

                              - Linwood R. Watson
                              - Douglas E. Bywater
                              - Andrew M. Ockershausen

            THE PRECEDING "COMPENSATION COMMITTEE REPORT CONCERNING THE 1996 COMPENSATION OF CERTAIN EXECUTIVE OFFICERS" SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, OR INCORPORATED BY REFERENCE IN ANY DOCUMENTS SO FILED.

COMPANY STOCK PRICE PERFORMANCE

            The following graph shows a comparison of cumulative total stockholder returns for the Company, the Standard & Poor's 500 Stock Index and two separate industry peer groups constructed by the Company from December 22, 1993 through December 31, 1996. The industry peer groups are described in detail below. The total stockholder return assumes $100 invested at the beginning of the period in the Company's Common Stock, the Standard & Poor's 500 Stock Index and in each peer group index. In developing each industry peer group index, the returns of the companies were weighted according to stock market capitalization at the beginning of each period for which a return is indicated.

            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY,
                       S&P 500 INDEX AND PEER GROUP INDEX

                                     [GRAPH]


                             BASE PERIOD           RETURN         RETURN          RETURN           RETURN
                          DECEMBER 22, 1993    DECEMBER 1993   DECEMBER 1994   DECEMBER 1995   DECEMBER 1996
---S&P 500 Index                 100                99.8           101.1           139.1           171.0
---TFC Enterprises, Inc.         100               113.0            66.3            48.9            14.1
---Peer Group                    100               112.8            94.6           141.7           143.0

--------------------

* 100 invested on 12/23/93 in stock or index, including reinvestment of dividends.

Peer Group: Americredit Corporation, Consumer Portfolio Services Inc., Credit Acceptance Corporation, Eagle Finance Corporation, First Merchants Acceptance Corporation, General Acceptance Corporation, Jayhawk Acceptance Corporation, Mercury Finance Company, Monaco Finance Inc., Olympic Financial Inc., Regional Acceptance Corporation, Ugly Duckling, Search Capital and MS Financial.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

            As described throughout this Proxy Statement, effective September 30, 1996, the Company entered into agreements with four executive officers, George R. Kouri, Joseph R. Becka, Preston K. Gnagey and Charles M. Johnston, pursuant to which their employment with the Company ended. The specific terms and conditions of these agreements are described in this Proxy Statement under the heading "Executive Compensation - Severance Agreements of Certain Executive Officers." As described therein, as part of the severance arrangements, the Company agreed to forgive certain amounts owed by these executive officers to the Company. These obligations arose as a result of estimated bonus payments that were made to each of the executive officers during 1995. Because neither the Company nor TFC had any net pre-tax earnings in 1995, the executive officers became obligated to return the bonus payments to TFC and they each delivered promissory notes to the Company equal to the amounts of the bonus payments.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, officers and persons who beneficially own more than 10% of a registered class of stock of the Company to file initial reports of ownership (Forms 3) and reports of changes in beneficial ownership (Forms 4 and 5) with the SEC and NASDAQ. Such persons are also required under the rules and regulations promulgated by the SEC to furnish the Company with copies of all
Section 16(a) forms they file.

            Based solely on a review of the copies of such forms furnished to the Company, the Company believes that all reporting requirements under Section 16(a) for 1996 were met in a timely manner by its directors, officers and greater than 10% beneficial owners.

INFORMATION REGARDING AUDITORS

             During 1996, the Company moved its accounting offices from Manassas, Virginia to its corporate headquarters in Norfolk. Ernst & Young LLP has audited the financial statements of the Company since the period ended December 31, 1988, but does not maintain an office in the Norfolk area. The Company is currently soliciting bids from Ernst & Young LLP and other accounting firms to act as independent certified public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1997. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires, and will be available to respond to appropriate questions.

OTHER MATTERS

            The Board of Directors does not know of any matters that will be presented for action at the Annual Meeting other than those described above or matters incident to the conduct of the Annual Meeting. If, however, any other matters not presently known to management should come before the Annual Meeting, it is intended that the shares represented by the Proxy will be voted on such matters in accordance with the discretion of the holders of such proxy.

SUBMISSION OF PROPOSALS FOR 1998

            The next Annual Meeting of Shareholders will be held on or about May 12, 1998. Any shareholder who wishes to submit a proposal for consideration at that meeting, and who wishes to have such proposal included in the Company's proxy statement for that meeting, must submit the proposal in writing to Robert
S. Raley, Jr., President and Chief Executive Officer, at 5425 Robin Hood Road, Suite 101B, Norfolk, VA 23513 no later than December 12, 1997.

GENERAL

            The Company's 1996 Annual Report to Shareholders accompanies this Proxy Statement. The 1996 Annual Report to Shareholders does not form any part of the material for the solicitation of proxies. Upon written request, the Company will provide shareholders with a copy of its Annual Report on Form 10-K for the year ended December 31, 1996 (the "Form 10-K"), as filed with the Securities and Exchange Commission, without charge. Please direct written requests for a copy of the Form 10-K to: Robert S. Raley, Jr., President and Chief Executive Officer, TFC Enterprises, Inc., 5425 Robin Hood Road, Suite 101B, Norfolk, VA 23513.


             PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY

                       By Order of the Board of Directors


                                 April 1, 1997

                              TFC ENTERPRISES, INC.
                        Proxy Solicited on Behalf of the
                             Board of Directors for
                         Annual Meeting of Shareholders
                             to be Held May 13, 1997


         The undersigned, having received the Annual Report to Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated April 1, 1997, hereby appoints Robert S. Raley, Jr. and Douglas E. Bywater (each with power to act alone) as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as directed below, all the shares of the Common Stock of TFC Enterprises, Inc. held of record by the undersigned on March 13, 1997, at the Annual Meeting of Shareholders to be held on May 13, 1997, and any adjournment thereof.

                             THE BOARD OF DIRECTORS
                             RECOMMENDS A VOTE "FOR"
                                   PROPOSAL 1

1.       ELECTION OF DIRECTORS
         FOR all nominees listed (except as indicated to the contrary)  |_|

         WITHHOLD AUTHORITY
         to vote for all nominees listed                                |_|

                               Douglas E. Bywater
                                Linwood R. Watson


                  (INSTRUCTIONS: To withhold authority to vote for any individual nominee write the nominee's name on the line provided below.)


                  ---------------------------------------------------

2. IN THEIR DISCRETION, on such other matters as may properly come before the meeting, or, if any nominee listed in Proposal 1 above is unable to serve for any reason, to vote or refrain from voting for a substitute nominee or nominees.

         This proxy is revocable at any time prior to its exercise. This proxy when properly executed, will be voted as directed. Where no direction is given, this proxy will be voted for Proposal 1.

                                                    Please sign your name(s)
                                               exactly as they appear hereon. If
                                               signer is a corporation, please
                                               sign the full corporate name by
                                               duly authorized officer. If any
                                               attorney, guardian,
                                               administrator, executor, or
                                               trustee, please give full title
                                               as such. If a partnership, sign
                                               in partnership name by authorized
                                               person.

                                               Date: __________________, 1997

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                                               Please complete, date, sign and
                                               return this proxy promptly in the
                                               accompanying envelope.